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                                                                       EXHIBIT 5


                                  May 17, 2006

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, ID

Ladies and Gentlemen:

        I am General Counsel of AMIS Holdings, Inc (the "Company"), and I offer this opinion in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1,829,300 shares (the "Shares") of the Company's common stock, par value $0.01 per share, deliverable pursuant to the Company's Amended and Restated 2000 Equity Incentive Plan (the "Plan").

        I have examined such documents and such matters of fact and law as I have deemed necessary for the purposes of rendering the opinion expressed herein.

        Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                              /s/ Darlene E. Gerry